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                                                                    Exhibit 10.5

                              EMPLOYMENT AGREEMENT



       This EMPLOYMENT AGREEMENT, dated as of the 15th day of October, 1997 (the "Agreement"), between ASSOCIATES CORPORATION OF NORTH AMERICA (A Texas Corporation), a corporation existing under the laws of the State of Texas (the "Company"), and ___________________________________________ (the "Executive"),

                                  WITNESSETH:

       WHEREAS, the Company and the Executive desire to enter into an agreement relating to the employment of the Executive;

       NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.     EMPLOYMENT

       1.1 Effective on the date of the Agreement (the "Effective Date"), the Executive hereby agrees to serve, upon the terms and conditions herein contained, as an executive of the Company, an indirect subsidiary of Ford Motor Company ("Ford"). The Executive shall have such duties as the Board of Directors of the Company may determine.

       1.2 Unless automatically renewed, the Agreement and the term of employment hereunder shall commence on the Effective Date and, subject to the terms hereof, shall terminate on the day prior to the third anniversary of such date. This Agreement and the three-year term of employment shall automatically renew each month, beginning on the first day of the first month immediately following the Effective Date and thereafter on the first day of each subsequent month, unless either party provides written notice of non-renewal prior to the first day of each such month. The original three-year term and any renewals thereof are referred to as the "Employment Term."

       1.3 During the Executive's employment hereunder, the Executive shall devote the Executive's best efforts and substantially all the Executive's business time and services to the business and affairs of the Company.

2.     SALARY

       2.1 During the Executive's employment hereunder, the Executive shall be entitled to receive a base salary at the rate of $_______________ per annum, payable in accordance with the Company's payroll policy from time to time in effect.

       2.2 The Company may, in its sole discretion, increase the Executive's per annum base salary.

3.     BONUSES

       During the Executive's employment hereunder, the Executive shall be eligible to receive bonuses on the terms specified in any bonus plan applicable to executives of the Company. In the event that a Change in Control as defined in Sections 4.5A(i), 4.5A(ii), 4.5A(iii), or 4.5A(v) occurs during the Employment Term, then for the remaining Employment Term, the Executive shall receive (a) an annual award of corporate annual performance pay ("CAPP") under the Associates First Capital Corporation Incentive Compensation Plan (or any predecessor or successor plan) (the "ICP") at least equal to 80% of the norm award for the Executive for the year and (b) an annual award of long-term performance pay ("LTPP") under the Associates First Capital Corporation Long-Term Performance Plan at least equal to 80% of the norm award for the Executive for the year. Any such cash incentive compensation shall be payable at the same time and in the same



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manner as such awards are generally payable to other executives of the Company and subject to the terms and conditions of the applicable plan, program or arrangement.

4.     TERMINATION

       4.1 The employment of the Executive hereunder may be terminated by the Company by fifteen (15) days' written notice given at any time, with or without Cause. As used herein, the term "Cause" shall be limited to (a) action by the Executive involving willful malfeasance, (b) the Executive's unreasonable neglect or refusal to perform the executive duties assigned to the Executive under this Agreement, (c) the Executive being convicted of a felony,
(d) the Executive engaging in any activity that is directly or indirectly in competition with the Company or any affiliate or in any activity that is inimical to the best interests of the Company or any affiliate, or (e) the Executive's violation of Company policy covering standards of corporate conduct; provided that the determination of Cause shall be made by the Company's Board of Directors. If the Company terminates the Executive's employment for Cause, all of the Company's obligations under this Agreement shall thereupon cease and terminate.

       4.2 The Executive may voluntarily terminate the Agreement and his employment hereunder at any time by written notice to the Company. If the Executive voluntarily terminates his employment hereunder for any reason whatsoever, including without limitation by retirement, subject to any benefit continuation requirements of applicable laws, all obligations of the Company under the Agreement shall cease as of the effective date of the termination, except to the extent that applicable law requires payment of any compensation or benefits earned or accrued but unpaid through such date.

       4.3 In the event that the Executive's employment is terminated by the Company other than for Cause or a Change in Control occurs that results in termination other than for Cause during the period beginning 6 months prior to and ending 15 months after a Change in Control, including "Constructive Termination," the Executive shall be entitled, in lieu of any other compensation and benefits provided for herein, (i) to receive a lump sum in an amount equal to (x) [two/three] times the sum of the Executive's then-current annual base salary and an amount equal to the average of the CAPP amounts paid to the Executive during each of the three years immediately preceding the year of termination (or, if the Executive has not been employed by the Company for at least three years immediately preceding the year of termination, during such years as the Executive has been employed by the Company immediately preceding the year of termination; provided, however, that if the Executive is terminated prior to receiving any CAPP payments, any CAPP payment amount guaranteed to such Executive pursuant to his engagement letter with the Company shall be taken into account for purposes of this Section 4.3), plus (y) a pro rata amount, based on the portion of the current performance year preceding termination, equal to the average of the CAPP and LTPP amounts paid to the Executive during each of the three years immediately preceding the year of termination (or, if the Executive has not been employed by the Company for at least three years immediately preceding the year of termination, during such years as the Executive has been employed by the Company immediately preceding the year of termination; provided, however, that if the Executive is terminated prior to receiving any CAPP or LTPP payments, any CAPP and LTPP payment amounts guaranteed to such Executive pursuant to his engagement letter with the Company shall be taken into account for purposes of this Section 4.3); (ii)




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to be immediately vested in full as of the termination date in any outstanding stock options granted under the ICP and to have all restrictions lapse as of the termination date on any restricted stock awarded to the Executive under the ICP; and (iii) to continue to receive, for [two/three] years from the date of termination, at the Company's expense, life insurance and medical, dental, disability and other welfare benefits at least comparable to those provided by the Company to the Executive on the date of termination of employment, provided that such benefits shall cease if the Executive obtains other employment with comparable benefits.

       4.4 Notwithstanding any other provision, the right of the Executive to any benefits provided in this Agreement shall cease if the Board of Directors of the Company determines that the Executive has violated Sections
8.2 or 8.3 herein, or has engaged in any activity that is inimical to the best interests of the Company or any affiliate.

       4.5A   "Change in Control" means any of the following:

              (i) Any merger, consolidation or similar combination with or involving the Company, as of the date of the conclusion of such event, other than a merger, consolidation or similar combination of the Company with Ford or any of its affiliates;

              (ii) Any transaction or series of transactions that results in the sale or divestiture of all or substantially all of the Company's assets, as of the conclusion of such transaction or series of transactions;

              (iii) Any capital reorganization, transaction or series of transactions that results in Ford and its affiliates owning common stock of the Company having less than 50% of the combined voting power of outstanding capital stock of the Company (other than any transaction described in Section 4.5A(iv)), as of the date of the conclusion of such reorganization, transaction or series of transactions;

              (iv) The successful completion of a public offering, or distribution to the public by dividend or spinoff, that results in Ford and its affiliates owning common stock of the Company having less than 50% of the combined voting power of the outstanding capital stock of the Company; or

              (v) Any transaction or series of transactions that results in the transfer of management control of the Company to any third party unaffiliated with the Company or Ford, regardless of whether Ford and its affiliates continue to own common stock of the Company having 50% or more of the combined voting power of the Company's outstanding capital stock, as of the date such transfer of management control becomes effective.

       4.5B   If a Change in Control as defined in Sections 4.5A(i), 4.5A(ii),
4.5A(iii), or 4.5A(v) occurs during the Employment Term, as of the date of such Change in Control, (a) the Executive shall become immediately 100% vested in any outstanding stock options granted under the ICP, (b) any restrictions shall lapse immediately on any restricted stock awarded to the Executive under the ICP, and (c) the Executive's rights and interests shall become immediately 100% vested and nonforfeitable in any accounts or benefits payable under any of the Company's nonqualified plans in which the Executive participates or has participated prior to the Change in Control.

       4.5C   In the event that a Change in Control as defined in Sections
4.5A(i), 4.5A(ii), 4.5A(iii), or 4.5A(v) occurs during the Employment Term, the Company shall fund a trust with sufficient funds to guarantee payment of all benefits payable to the Executive under



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any of the Company's nonqualified plans in which the Executive participates or has participated prior to the Change in Control.

       4.6 Unless consented to in writing by the Executive, "Constructive Termination" shall occur if any of the following results from a Change in Control as defined in Sections 4.5A(i), 4.5A(ii), 4.5A(iii), or 4.5A(v):

              (i) The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirement), authority, duties or responsibilities or any other action which results in a substantial diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the employer promptly after receipt of notice thereof given by the Executive;

              (ii) Any failure to (x) continue to provide the Executive with the opportunity to participate, on terms substantially comparable in the aggregate to those in effect immediately prior to the Change in Control, in substantially the same benefit or compensation plans and programs, including the Company's life, disability, health and retirement plans in which the Executive was participating immediately prior to the date of the Change in Control, or their equivalent, or (y) provide the Executive with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any executive, management or administrative group of the Company which customarily includes a person holding the employment position with the Company then held by the Executive; or

              (iii) Without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites available to the Executive immediately prior to such reduction.

       4.7 Notwithstanding any provision herein to the contrary, total compensation paid to the Executive under this Agreement as a result of a Change in Control that constitutes a change in control for purposes of Section 280G of the Internal Revenue Code of 1986, as amended, as determined by Ford, shall not
exceed 2.99 times the Executive's Compensation.   "Executive's Compensation"
for purposes of this Section 4.7 shall have the same meaning as the meaning given to the term "annualized includible compensation for the base period" in
Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended.

5.     PERMANENT DISABILITY OR DEATH

       In the event of the Executive's permanent disability, as defined in the long-term disability plan applicable to employees of the Company on the date hereof ("Permanent Disability"), while employed hereunder during the Employment Term, the Executive shall receive monthly for a period of six months after the determination of Permanent Disability an amount equal to the Executive's then-current monthly base salary plus one-twelfth of the average of the CAPP amounts paid to the Executive during each of the three years immediately preceding the year of Permanent Disability (or, if the Executive has not been employed by the Company for at least three years immediately preceding the year of Permanent Disability, during such years as the Executive has been employed by the Company immediately preceding the year of Permanent Disability; provided, however, that if the Executive is terminated prior to receiving any CAPP payments, any CAPP payment



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amount guaranteed to such Executive pursuant to his engagement letter with the
Company shall be taken into account for purposes of this Section 5), less any amounts received through any disability or salary continuation plan provided pursuant to Section 7 hereof. In the event of the Executive's death while employed hereunder during the Employment Term, the Executive's estate or designated beneficiaries shall receive a lump sum equal to the Executive's then-current annual base salary plus the average of the CAPP amounts paid to the Executive during each of the three years immediately preceding the year of death (or, if the Executive has not been employed by the Company for at least three years immediately preceding the year of death, during such years as the Executive has been employed by the Company immediately preceding the year of death; provided, however, that if the Executive is terminated prior to receiving any CAPP payments, any CAPP payment amount guaranteed to such Executive pursuant to his engagement letter with the Company shall be taken into account for purposes of this Section 5). In the event of the Executive's Permanent Disability or death as specified in this Section 5, the employment of the Executive and all obligations of the Company hereunder (other than the obligation (i) for the compensation specified in this Section 5, and (ii) to pay amounts for which the Company is responsible under applicable benefit plans, policies and practices in the event of death or Permanent Disability) shall terminate.

6.     EXPENSES

       During the Executive's employment hereunder, the Executive is authorized to incur reasonable expenses for promoting the business of the Company, including expenses for travel and similar items, in accordance with the Company's policy as in effect from time to time. The Company will reimburse the Executive for all such reasonable expenses as determined by management in accordance with Company policy upon presentation by the Executive from time to time of an itemized account of such expenditures.

7.     EXECUTIVE BENEFITS

       7.1 During the Executive's employment hereunder, the Executive shall be included in any and all plans providing benefits for (a) the Company's employees generally and (b) the Company's executives of comparable status. In furtherance and not in limitation of the foregoing, throughout the Employment Term, the Company shall provide to the Executive life insurance, medical, dental, disability and other employee welfare benefits and defined benefit pension plan benefits that, on an overall basis, shall be no less favorable to the Executive than those in effect for employees (of comparable pay grade or status) of the Company from time to time.

       7.2 During the Executive's employment hereunder, the Executive shall remain eligible to participate in all incentive, profit sharing, bonus, stock option, or other similar or comparable plans applicable to Company executives of a similar class and station, in accordance with the terms thereof in effect from time to time.

8.     RESTRICTIVE COVENANTS

       8.1 The Executive agrees to execute and deliver from time to time the Company's standard confidentiality, conflict of interest and proprietary information agreements.

       8.2 The Executive and the Executive's agents will not, during the 12-month period following any termination of employment hereunder, or in contemplation of termination of employment, induce, entice or solicit any employee of the Company or its affiliates, to leave employment with the Company or its affiliates.



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       8.3    If the Executive receives benefits or compensation of any kind from the Company pursuant to Section 4.3, the Executive will not, either directly or indirectly, for a period of one year following termination of employment, compete with the Company, in any manner or capacity (e.g., as an employee, advisor, principal, agent, partner, officer or director) in any phase of the business which the Company or any of its subsidiaries conduct during the Employment Term. The obligations of this covenant not to compete ("Covenant") shall apply to any geographic area in which the Company and its subsidiaries have engaged in business during the Employment Term. The Executive agrees and acknowledges that it would be difficult to fully compensate the Company for the damages resulting from a breach of this Covenant, and that the Company will, therefore, be entitled to temporary and permanent injunctive relief in the event of any actual or threatened breach. Such relief may be granted without the necessity of proving actual damages, but this provision does not diminish the Company's right to recover damages in addition to injunctive relief.

9.     NOTICE

       All notices or communications hereunder shall be in writing, addressed as follows:

       To the Company:

              Associates Corporation of North America (A Texas Corporation) 250 East Carpenter Freeway
              Irving, Texas 75062
              Attention:  General Counsel

       To the Executive:

Any notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as a party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

10.    SEPARABILITY

       If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such provision shall be modified, to the extent practical, consistent with the intent of the parties, in order to render it enforceable, but such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full force and effect.

11.    ASSIGNMENT

       This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive, and any such attempted assignment or hypothecation shall be void. This Agreement shall be assignable by the Company in connection with any transfer of all or substantially all of the Company's business or any transfer of a portion of the Company's business for which the Executive has responsibility; provided, however, that the Company shall remain responsible for all the obligations of the Company set forth herein for the remainder of the initial period of the Employment Term or the remainder of the then-current renewal period, as applicable.




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12.    ENTIRE AGREEMENT; AMENDMENT

       This Agreement represents the entire agreement of the parties relating to its subject matter and shall supersede any and all previous written or oral employment agreements between the Company or any of its affiliates and the Executive. This Agreement may be modified or amended only by a writing signed by both parties hereto.

13.    DISPUTE RESOLUTION.

       13.1 Any dispute between the Executive and the Company under this Agreement shall be resolved (except as provided otherwise in this Section 13) through binding arbitration conducted by the American Arbitration Association, pursuant to the American Arbitration Association Employment Arbitration rules, or other mutually agreeable arbitration service or rules. The arbitrator shall be selected by mutual agreement, through alternative strikes from a designated list, or as required by the American Arbitration Association. The arbitrator shall be duly licensed to practice law in the State of Texas and shall have experience in employment law arbitration. All proceedings shall be conducted in the City of Dallas, State of Texas, unless otherwise agreed by all parties.

       13.2 The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. Each party shall be entitled to present evidence and argument to the arbitrator. Each party shall have the right to be represented by legal counsel of the party's choosing. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator does not have authority (i) to render a decision that contains a reversible error of state or federal law, or (ii) to apply a cause of action or remedy not otherwise provided for under applicable state or federal law. The arbitrator shall be required to state in a written opinion all facts and conclusions of law relied upon to support the decision rendered and shall give written notice to the parties of the decision and furnish each party a signed copy of such decision. The determination of the arbitrator shall be conclusive and binding upon the parties, and judgment upon the same may be entered in any court having jurisdiction thereof. The parties will resolve any dispute over the enforceability of an award through declaratory relief to be disposed of through motion proceedings in the applicable court of law. Either party may move for dismissal through summary judgment in accordance with the Federal Rules of Civil Procedure and the standard of proof under federal law for a motion for summary judgment. The expenses of arbitration, including reasonable expenses of legal counsel retained by the Executive in connection with such arbitration, shall be borne by the Company.

       13.3 Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of the Executive's obligations pursuant to Sections 8.2 or 8.3 hereof, but may pursue its remedies for such breach in a court of competent jurisdiction in Dallas, Texas.

14.    GOVERNING LAW

       This Agreement shall be construed, interpreted and governed in accordance with the laws of Texas.



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              IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                            ----------------------------------------------------
                            [Executive]

                            ASSOCIATES CORPORATION OF NORTH AMERICA
                            (A Texas Corporation)

                            By:
                                 -----------------------------------------------
                                   Keith W. Hughes
                                   Chief Executive Officer




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